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                                 SECOND AMENDMENT TO
                         THE POOLING AND SERVICING AGREEMENT

          SECOND AMENDMENT TO POOLING AND SERVICING AGREEMENT dated as of September 19, 1997 (this "Amendment"), among DAYTON HUDSON RECEIVABLES CORPORATION, as Transferor, RETAILERS NATIONAL BANK, as Servicer and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee (the "Trustee") of the Dayton Hudson Credit Card Master Trust (the "Trust").

          WHEREAS, the Transferor, the Servicer and the Trustee have heretofore executed and delivered a Pooling and Servicing Agreement dated as of September 13, 1995 (as amended and supplemented through the date hereof, the "Pooling and Servicing Agreement"), between the Transferor, the Servicer and the Trustee;

          WHEREAS, Section 13.1(a) of the Pooling and Servicing Agreement provides that the Transferor, the Servicer and the Trustee without the consent of the Investor Certificateholders may amend the Pooling and Servicing Agreement from time to time, including changing in any manner any of the provisions of the Agreement, provided that (x) the Transferor shall have delivered to the Trustee an Officer's Certificate to the effect that the Transferor reasonably believes that such action shall not adversely affect in any material respect the interests of any Investor Certificateholder, (y) the Rating Agency Condition shall have been satisfied with respect to any such amendment and (z) a Tax Opinion is delivered in connection with any such amendment;

          WHEREAS, the Trustee has received each of the items specified above;

          WHEREAS, all other conditions precedent to the execution of this Amendment have been complied with; and

          NOW, THEREFORE, the Transferor, the Servicer and the Trustee are executing and delivering this Amendment in order to amend the provisions of the Pooling and Servicing Agreement in the manner set forth below.

          Capitalized terms used but not defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

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          SECTION 1.1  DEFINITIONS.  Section 1.1 of the Pooling and Servicing
Agreement is hereby amended by deleting the definition of "Automatic Additional Account" and substituting therefor the following definition:

               "AUTOMATIC ADDITIONAL ACCOUNT" shall mean each open end credit card account established pursuant to a Credit Card Agreement coming into existence (i) after the Trust Cut-Off Date and prior to the earlier of the Automatic Addition Termination Date or an Automatic Addition Suspension Date and (ii) following an Automatic Addition Suspension Date and after a Restart Date and prior to a subsequent Automatic Addition Suspension Date or any Automatic Addition Termination Date; PROVIDED HOWEVER with respect to any accounts initially originated by parties other than Retailers National Bank and its successors or assigns and/or any transferees of Accounts from Retailers National Bank, such accounts shall be deemed to be Automatic Additional Accounts only upon satisfaction of the Rating Agency Condition.

          SECTION 2.1 ADDITIONS OF ACCOUNTS. Section 2.9(d)(ii) of the Pooling and Servicing Agreement is hereby amended by deleting subsection (I) thereof and substituting therefor the following paragraph:

          the arithmetic average for the three Monthly Periods preceding the then current Monthly Period, of the annualized percentage equivalent of a fraction for each respective Monthly Period, the numerator of which is equal to the Defaulted Amount for the respective Monthly Period and the denominator of which is equal to the aggregate Principal Receivables as of the first day of the respective Monthly Period, is less than 10.50%;

          SECTION 3.1 RATIFICATION OF POOLING AND SERVICING AGREEMENT. As amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and the Pooling and Servicing Agreement, as so amended by this Amendment, shall be read, taken and construed as one and the same instrument.


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          SECTION 4.1  SEVERABILITY.  If any one or more of the agreements, provisions or terms or portions of this Amendment shall be for any reason whatsoever held invalid, then such agreements, provisions or terms or portions thereof shall be deemed severable from the remaining agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or portions of this Amendment.

          SECTION 5.1 COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 6.1 GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


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          IN WITNESS WHEREOF, the Servicer, the Transferor and the Trustee have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                              DAYTON HUDSON RECEIVABLES
                              CORPORATION,
                                as Transferor


                              By: /s/ Stephen Kowalke
                                  -----------------------------------
                                  Name:  Stephen Kowalke
                                  Title: VP & Treasurer


                              RETAILERS NATIONAL BANK,
                                as Servicer


                              By: /s/ T. Scully
                                  -----------------------------------
                                  Name:  T. Scully
                                  Title: Secretary


                              NORWEST BANK MINNESOTA, NATIONAL
                              ASSOCIATION,
                                as Trustee


                              By: /s/ Michael W. G. Bjorgan
                                  -----------------------------------
                                  Name:  Michael W. G. Bjorgan
                                  Title: Corporate Trust Officer